As filed with the Securities and Exchange Commission on December 17, 2013

Registration No. 333-178074

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PIONEER SOUTHWEST

ENERGY PARTNERS L.P.

(Exact name of registrant as specified in its charter)

Delaware	26-0388421
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
5205 N. O’Connor Blvd. Suite 200 Irving, Texas 75039 (972) 444-9001 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Name, address, including zip code, and telephone number, including area code, of agent for service:	Copy of communications to:
Mark S. Berg Pioneer Natural Resources Company 5205 N. O’Connor Blvd., Suite 200 Irving, Texas 75039 (972) 444-9001	Robert L. Kimball Vinson & Elkins L.L.P. Trammell Crow Center 2001 Ross Avenue, Suite 3700 Dallas, Texas 75201-2975 214-220-7700

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-3, File No. 333-178074, which was filed with the Securities and Exchange Commission on November 21, 2011 pertaining to the sale of 20,521,200 of the Partnership’s common units, which may be sold from time to time by the selling unitholder named therein (the “Registration Statement”), is filed by Pioneer Southwest Energy Partners L.P., a Delaware limited partnership (the “Partnership”), and deregisters all unsold securities registered for issuance under the Registration Statement.

On August 9, 2013, Pioneer Natural Resources Company (“Pioneer”), Pioneer Natural Resources USA, Inc., a wholly-owned subsidiary of Pioneer (“Pioneer USA”), PNR Acquisition Company, LLC, a wholly-owned subsidiary of Pioneer (“MergerCo”), the Partnership and Pioneer Natural Resources GP LLC, a wholly-owned subsidiary of Pioneer USA and the general partner of the Partnership, entered into a merger agreement, as amended by that certain Amendment No. 1 thereto on October 25, 2013 (as amended, the “Merger Agreement”). Pursuant to the Merger Agreement, on December 17, 2013, MergerCo merged with and into the Partnership (the “Merger”), with the Partnership surviving the Merger as an indirect wholly-owned subsidiary of Pioneer.

As a result of the Merger, the Partnership has terminated all offerings of its securities pursuant to the Registration Statement. Accordingly, the Partnership is filing this Post-Effective Amendment No. 1 to Registration Statement on Form S-3, File No. 333-178074, pursuant to Rule 478 under the Securities Act of 1933 (the “Securities Act”) to hereby terminate the effectiveness of the Registration Statement, and in accordance with the undertakings of the Partnership in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, this Post-Effective Amendment hereby removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, in the State of Texas, on this 17th day of December, 2013.

PIONEER SOUTHWEST ENERGY PARTNERS L.P. By: PIONEER NATURAL RESOURCES GP LLC, its general partner

By:	/s/ Richard P. Dealy
Richard P. Dealy Executive Vice President, Chief Financial Officer and Director

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act.